Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Announces Adoption
Of Stock Repurchase Program

Rancho Cucamonga, CA. (July 17, 2002) — Vineyard National Bancorp (NASDAQ:VNBC) announced today that its Board of Directors had adopted a stock repurchase program. Under the stock repurchase program, the Company is authorized to repurchase in the open market from time to time up to Two Million Dollars ($2.0 Million) of shares, or approximately ten (10%) of the issued and outstanding shares of common stock given the current market value of the common stock. Total shares outstanding at June 30, 2002, was 1,925,792.

The purchase of any or all of such shares authorized for repurchase will be dependent on management’s assessment of market conditions. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares.

The Company’s Chief Executive Officer, Norman Morales, stated that “Given current market conditions, the proposed repurchase could be an attractive investment which is expected to benefit the Company and its shareholders. The Company’s continued implementation of its new strategic plan has produced operating results that we believe will provide long-term benefits to its shareholders. The Board of Directors believes this stock repurchase program is a continuing affirmation in the direction of the Company.”

The stock repurchase program is also intended to provide the Company with shares which may be available for use in possible future acquisitions and under employee benefit plans, thereby reducing the need of issuing new shares that would dilute shareholders’ equity. The Company has no present acquisition plans.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. The Bank operates six full-service branches located in Rancho Cucamonga, Chino, Diamond Bar, La Verne, Crestline and Blue Jay, in addition to a loan production office in Manhattan Beach. Shares of the Company’s common stock are traded on the NASDAQ under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Administration Office
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (909) 945-2975

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